Contact: Robert E. Rout

724-465-1487

TO BE RELEASED:

Monday, July 21, 2003

at 4:00 p.m.

S&T Bancorp, Inc. Announces Increased Earnings

Indiana, Pennsylvania (Nasdaq:STBA) - S&T Bancorp, Inc. today announced net income of $12.8 million or $0.48 diluted earnings per share for the second quarter of 2003, compared to $11.8 million net income and $0.44 diluted earnings per share for the second quarter ending June 30, 2002, representing an 8 percent and 9 percent increase for net income and earnings per share, respectively.

For the six months ending June 30, 2003, net income totaled $25.3 million and diluted earnings per share were $0.95, a 9 percent increase as compared to $23.3 million of net income and $0.87 diluted earnings per share for the six months ending June 30, 2002.

Annualized return on average equity for the period ending June 30, 2003 was 16.29 percent, as compared to 15.82 percent in the year ago period and 16.15 percent for the full year 2002. Year-to-date annualized return on average assets was 1.80 percent compared with 1.99 percent in the first half of 2002 and 1.94 percent for the full year 2002.

James C. Miller, president and chief executive officer, commented, "I am especially pleased with this quarter's earnings performance in what continues to be a less than ideal economic environment. The Peoples Financial Corporation and Evergreen Insurance acquisitions, which were completed in the third quarter of 2002, have been particularly helpful in expanding our net interest and noninterest revenues. Commercial lending and residential mortgage origination activities also remain strong, both of which contributed to very good revenue gains during the first six months of 2003 as compared to 2002. Partially offsetting these increased revenues were lower equity security gains, higher provision for loan losses, an impairment charge for mortgage servicing rights and higher noninterest expenses."

Net interest income on a fully taxable equivalent basis increased $8.8 million or 19 percent in the first six months of 2003, as compared to the same period of 2002. Contributing to the improvement in net interest income was a $416.9 million increase in earning assets primarily from the acquisition of Peoples Financial Corporation. Also included in the earning asset increases is $106.3 million of non-merger related loan growth. The year-to-date annualized net interest margin on a fully taxable equivalent basis was 4.14 percent at June 30, 2003 as compared to 4.10 percent last year.

Miller stated, "Our growth in core deposits has also been an important contributor to our earnings growth this year. The Peoples Financial Corporation acquisition and products such as free checking, online banking and corporate cash management contributed to a 30 percent increase in demand deposit balances the last 12 months. We believe that important factors in our continuing success will be our ability to increase our core deposit base and to deepen relationships with new and existing customers."

Noninterest revenue, excluding security gains, increased 14 percent or $1.6 million for the six month period ending June 30, 2003, as compared to the year ago period, due to increases in deposit service charges, insurance and mortgage banking activities. Partially offsetting the increases in noninterest revenue was a $0.8 million impairment charge to reflect the decreased value of mortgage servicing rights during this period of heavy residential mortgage refinancing activity. "Increasing recurring noninterest revenue has been an ongoing strategic focus for S&T the past several years. It is encouraging to see our efforts over that time beginning to make a more significant contribution to our revenue stream," Miller stated.

Investment security gains for the first half of 2003 were $2.2 million, a decrease from the $3.5 million for the same period of 2002. The equity securities portfolio has a market value of $69.9 million and net unrealized gains of $27.4 million as of June 30, 2003.

Noninterest expense increases of $3.7 million for the first six months of 2003, as compared to the 2002 period, reflect the personnel and infrastructure increases resulting from the Peoples Financial Corporation and Evergreen Insurance mergers, higher medical and pension plan costs, as well as ordinary expense increases.

Asset quality measurements for 2003 remained relatively stable despite the current recessionary economic environment. Nonperforming assets totaled $10.9 million or 0.37 percent of total assets at June 30, 2003, as compared to $13.2 million or 0.46 percent for the period ending March 31, 2003 and $8.0 million or 0.28 percent for the period ending December 31, 2002. Net loan charge-offs for the first six months of 2003 were $3.0 million or 0.30 percent of average loans on an annualized basis.

Included in the net charge-offs is $2.0 million incurred during the first quarter 2003 for a single commercial loan, which was considered in the determination of the allowance for loan losses in previous quarters. Provision expense for loan losses was $4.3 million in the first half of 2003 and $2.5 million in the same period last year. The allowance for loan losses at June 30, 2003 was $31.5 million or 1.55 percent of total loans as compared to $30.1 million or 1.51 percent at December 31, 2002.

S&T Bancorp, Inc. declared a common stock quarterly dividend of $0.25 per share on June 16, 2003 which is payable on July 25, 2003 to shareholders of record as of July 1, 2003. This dividend represents a 4 percent increase over the $0.24 per share quarterly dividend declared a year ago and a 3.6 percent projected annual yield utilizing the June 30, 2003 closing market price of $27.44. The S&T Bancorp, Inc. Board of Directors also authorized a stock buyback program for 2003 of 1 million shares, or approximately 4 percent of shares outstanding. During 2003, S&T has repurchased 266,504 shares through this program at an average cost of $25.76 per share.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 46 offices within Allegheny, Armstrong, Butler, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $2.9 billion, S&T Bancorp stock trades on the Nasdaq National Market System under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.